Exhibit 99.1

For release: July 7, 2009, 6:00 am EDT	Contact:	Mark Rittenbaum
503-684-7000
Greenbrier Reports Fiscal Third Quarter 2009 Results
~	Posts earnings before special impairment charges of $.03 per share ~

~	Recognizes net loss of $3.00 per share, which includes goodwill impairment charges, net of tax, of $3.03 per share ~

~	Sequential improvement in operating earnings, as compared to the first two quarters of 2009, due to stronger performance in manufacturing and refurbishment & parts business segments ~
          Lake Oswego, Oregon, July 7, 2009 — The Greenbrier Companies [NYSE:GBX] today reported results for its fiscal third quarter ended May 31, 2009.
Financial Summary
Fiscal Third Quarter Results:
•	Revenue for the quarter was $244 million, down $138 million, or 36%, versus the prior year’s third quarter.

•	Earnings before special impairment charges for the quarter were $.6 million, $.03 per diluted share, compared to net earnings of $8.1 million, or $.49 per diluted share, in the prior year’s third quarter.

•	Results for the third quarter of 2009 include pre-tax special charges of $55.7 million ($51.1 million, net of tax), or $3.03 per share, for the impairment of a portion of the Company’s goodwill.

•	Results for the third quarter also include costs of $0.9 million pre-tax, related to severance costs associated with reductions in work force and interest rate swap breakage costs. In addition, foreign currency translation losses of $2.5 million pre-tax were realized during the quarter.

•	EBITDA before special charges for the quarter was $20.3 million, or 8.3% of revenues, compared to $34.5 million, or 9.0% of revenues in the third quarter of 2008.
Liquidity:
•	Subsequent to quarter end, Greenbrier received a strategic investment from WL Ross & Co that strengthens the Company’s balance sheet, improves liquidity and increases operating flexibility.

•	Also, subsequent to quarter end, the existing North American revolving credit facility was amended and now has financial covenants that are significantly more accommodative to Greenbrier.

•	The Company has approximately $96 million of committed additional borrowing capacity and cash balances of approximately $50 million as of July 6, 2009.

•	Net debt was reduced by $19 million during the quarter.
Deliveries and Backlog:
•	New railcar deliveries in the third quarter of 2009 were approximately 800 units, compared with 2,200 units in the third quarter of 2008.

•	Greenbrier’s new railcar manufacturing backlog as of May 31, 2009 was 14,100 units valued at $1.25 billion, compared to 15,100 units valued at $1.31 billion as of February 28, 2009. Approximately 900 units are scheduled for delivery in the remainder of fiscal 2009. Approximately 11,800 units in backlog are subject to a multi-year agreement with General Electric Railcar Services (GE). The Company believes GE is in breach of its obligations under the contract.

•	Marine backlog as of May 31, 2009 was $145 million, compared to $173 million as of February 28, 2009. Approximately $20 million in marine backlog is scheduled for delivery in the remainder of fiscal year 2009.
Corporate Governance:
•	Three new board members have been added to the Company’s Board of Directors, bringing the size of full board to a total of eleven members, six of which are independent.
Third Quarter Results
          Total revenue for the third quarter of fiscal 2009 was $244 million, down from $382 million in the prior year’s third quarter. Margin for the quarter was 10.9% of revenue compared to 12.7% of revenue in the prior comparable period. EBITDA before special charges was $20.3 million or 8.3% of revenue for the quarter, compared to $34.5 million or 9.0% of revenue in the prior year’s third quarter.
          Earnings before special charges were $.6 million, or $.03 per diluted share, for the third quarter of 2009. Net loss for the third quarter of fiscal 2009 was $50.5 million, or $3.00 per diluted share, compared to net earnings of $8.1 million, or $.49 per diluted share, in the prior year’s third quarter. During the quarter, the Company recorded special charges of $55.7 million ($51.1 million net of tax) or $3.03 per share for impairment of a portion of goodwill.
Backlog and GE Multi-Year Contract
          Earlier this year, General Electric Railcar Services Corporation (“GE”) advised us of their desire to substantially reduce, delay or otherwise cancel deliveries under a multi-year contract to build 11,900 tank cars and covered hopper cars over an eight-year period, with a current value of $1.0 billion. We are currently in discussions with GE. We believe GE is in breach of its obligations under our contract. GE has recently instructed us to slow our production of railcars to a rate of production less than that required under our agreement and does not allow for efficient operations of our manufacturing facility, also as required under our agreement. GE has also unilaterally begun reducing the number of railcars they are willing to accept for delivery despite the fact they have inspected and approved the railcars as conforming to the specifications. GE has also advised us of their intention to continue to unilaterally reduce the number of monthly deliveries of railcars they will accept under the agreement and have sought to impose hyper-technical quality inspection practices. GE’s recently proposed modifications to the agreed upon monthly delivery schedules are substantially lower than the amount necessary to permit us to manufacture and deliver the contractually required total of 2,400 tank cars and 1,000 covered hopper cars by the end of the ramp up period of the agreement in April 2011. During this period our production and delivery of tank cars was to accelerate as our tank car manufacturing process became more efficient.
          Through June 30, 2009 GE has accepted, and we have delivered, only 101 tank cars and 10 covered hopper cars. In addition, we have manufactured, and have sent for delivery to GE, an additional 16 tank cars and 13 covered hopper cars beyond the amount GE has indicated it will accept for delivery for the month ended June 30, 2009. These railcars have been inspected and approved by GE as conforming to the specifications.
          During the period through June 30, 2009, GE unilaterally reduced the number of railcars it would accept for delivery, notwithstanding the requirements of the contract. GE has also advised us of their intention to continue to unilaterally reduce the number of deliveries of railcars they will accept through September 30, 2009, from a contractually agreed upon cumulative total of 432 tank cars and 200 covered hopper cars to only a cumulative total of 178 tank cars and 40 covered hopper cars. Through September 30, 2009, the difference between what GE has said it will accept for delivery from what they are required to accept for delivery under the contract is 414 cars, with an approximate value of $35 million.
          GE asserts that in subsequent periods they will accept for delivery an even smaller number of railcars. The seriousness of this problem to us accelerates during each fiscal quarter of fiscal 2010 and 2011. We have not agreed upon firm delivery schedules beyond September 30, 2009, but GE has further advised us that they intend to accept for delivery no more than 25 tank cars and 10 covered hopper cars per month from October 2009 to June 2010. Based on the production schedule originally proposed by both parties for the ramp up period, this is 95 fewer tank cars per month and 105 fewer covered hopper cars per month than what would be required during this period to allow us to produce railcars at an efficient rate and for both parties to fulfill their obligations under the agreement.
          Reducing railcar production to the levels currently proposed by GE would make it impossible for us to produce the numbers of railcars (2,400 tank cars and 1,000 covered hopper cars) GE is required to purchase and we are required to deliver during the ramp up period. Currently, we continue to produce, and intend to deliver, the number of tank cars and covered hopper cars ordered by GE under the agreement. We believe the contract contains adequate protection in that it defines the rights and obligations of the parties with respect to railcar purchase and sale requirements and inspection standards and that both the contract and law provide effective legal and equitable remedies.

Discussion of Quarterly Results
          William A. Furman, president and chief executive officer, said, “The sequential improvement in our quarterly financial results as compared to the first two quarters of 2009 was due to stronger performance in our manufacturing and refurbishment & parts business segments. Nevertheless, our markets remain challenging in light of the ongoing global economic recession. Year-to-date rail loadings in North America are down about 20%, and it is estimated that about 20% — 25% of the entire North American railcar fleet remains idle. In this environment, we continue to scale our operations to reflect the current economic situation, control costs and expenditures, manage the Company for cash flow, and seek to pay down debt. During the quarter, we paid down net debt by an additional $19 million. We expect this trend to continue in the fourth quarter.”
          Revenue for the Refurbishment & Parts segment during the third quarter was $120.2 million, compared to $152.4 million in the third quarter of 2008. This segment consists of railcar repair and refurbishment, wheels services, and railcar parts from 38 locations in North America. The segment generated nearly 50% of total Company revenue during the period. The decrease in revenue was due to lower volumes and declines in scrap pricing.
          Gross margin for the Refurbishment & Parts segment was 12.8% of revenue, as compared to 21.0% of revenue in the prior comparable period. The gross margin decline was primarily due to a less favorable mix of repair and refurbishment work, and lower net scrap pricing.
          For the Manufacturing segment, revenue for the third quarter decreased 47% to $106.0 million, compared to $201.8 million in the third quarter of 2008. New railcar deliveries during the third quarter were 800 units compared to 2,200 units in the third quarter of the prior year. Lower new railcar deliveries were partially offset by a railcar product mix with a higher per unit sales price and higher marine revenues.
          Manufacturing gross margin for the third quarter was 4.8%, compared to 0.5% of revenue in the third quarter of 2008. Manufacturing gross margin improvement was due to marine labor efficiencies and a more favorable railcar mix, offset somewhat by lower plant utilization levels.
          The Leasing & Services segment includes results from the Company’s owned lease fleet of approximately 9,000 railcars and from fleet management services provided for approximately 215,000 railcars. Revenue for this segment was $18.3 million for the quarter, compared to $27.9 million in the same quarter last year.
          Leasing & Services gross margin for the quarter was 34.1% of revenue, compared to 56.2% of revenue in the same quarter last year. The revenue and gross margin decrease was principally due to lower lease fleet utilization, lower leasing rates on certain railcar leases, and reduced gains on sale of railcars from the lease fleet of $5.4 million. Lease fleet utilization as of the end of the quarter was

92.1%, as compared to 96.1% as of the end of the third quarter of 2008.
          Selling and administrative costs were $15.9 million for the quarter, or 6.5% of revenues, versus $23.4 million or 6.1% of revenues for the same quarter last year. The decline is principally due to cost reduction initiatives. Severance of $0.4 million is included in costs for the current quarter.
          Interest and foreign exchange increased $0.8 million to $10.7 million for the quarter. The current quarter includes foreign exchange losses of $2.5 million, compared to a gain of $0.1 million in the prior comparable quarter. Current quarter results also include costs of $.4 million to break interest rate swaps on the voluntary prepayment of $6.1 million of certain term debt.
Measures to Improve Liquidity, Create Growth Platform, and Enhance Governance
          Furman continued, “Over the last several months, we have taken significant strides to strengthen the Company both in the near and long term by: improving our liquidity; diminishing the risk of covenant issues and related cross defaults in our funded debt; and establishing a strategic partnership with a top tier investment partner, WL Ross & Co., that provides Greenbrier with access to additional capital, such that we may invest in future growth opportunities in a prudent manner. In addition, we have strengthened our Board of Directors and addressed Board succession issues, in adding three new Board members: two from the Ross team — Wilbur Ross and Wendy Teramoto, and the third — Victoria McManus, a recognized expert and leader in the rail industry, as an independent director.”
Business Outlook
          Furman added, “Current market conditions continue to limit visibility, particularly for new railcar manufacturing in North America. This limited visibility is exacerbated by GE’s unilateral actions and the uncertainties surrounding our multi-year contract with them. We are attempting to work with GE to find a mutually acceptable solution. We hope to do this without requiring further sacrifice from our partners in the North American supply industry, our workforce, or our shareholders. Therefore, we remain cautious on our outlook in the nearer term, while continuing to be optimistic about the longer term fundamentals of the rail and marine supply industry. We have actively diversified our business model to improve our competitive position, to diversify our revenues into less cyclical segments of the supply industry, and enhance our integrated business model with higher margin businesses. We expect these moves to continue to stabilize our overall business through the current economic downturn while providing a strong platform for growth when the economy recovers.”
          Furman concluded, “During July, we will continue to rationalize our new railcar manufacturing capacity in North America, as we concentrate new railcar production at our GIMSA facility until market conditions improve. We will cease new railcar production at our Concarril facility in Mexico and focus on marine and railcar repair & refurbishment at our Gunderson facility in Portland, OR. As a result, we will, unfortunately, be required to furlough an additional 550 workers, principally at our Concarril facility.”
          Mark Rittenbaum, executive vice president and chief financial officer, said, “With the completion of our recent financings, we have sufficient liquidity to meet our business needs and have mitigated our exposure to near-term debt maturities. We will continue to manage for cash and anticipate that we will not draw on our North American revolving line of credit for operating needs until there is an upturn in the economy and market demand or until an expansion opportunity presents itself.”
About Greenbrier
          Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 38 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 215,000 railcars.
          “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel price fluctuations and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” on page 11 of Part I , Item 1a and “Forward Looking Statements” on page 3 of our Annual Report on Form 10-K for the fiscal year ended August 31, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.

          EBITDA is not a financial measure under GAAP. We define EBITDA as earnings from continuing operations before special charges, interest and foreign exchange, taxes, depreciation and amortization. We consider net cash provided by operating activities to be the most directly comparable GAAP financial measure. EBITDA is a liquidity measurement tool commonly used by rail supply companies and we use EBITDA in that fashion. You should not consider EBITDA in isolation or as a substitute for cash flow from operations or other cash flow statement data determined in accordance with GAAP. In addition, because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.
          The Greenbrier Companies will host a teleconference to discuss third quarter of fiscal year 2009 results. Teleconference details are as follows:
Tuesday, July 7, 2009
8:00 am Pacific Daylight Time
Phone #: 630-395-0143, Password: “Greenbrier”
Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
Please access the site 10 minutes prior to the start time. Following the call, a replay will be available on the same website for 30 days. Telephone replay will be available through July 25, 2009 at 402-998-0052.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
 (In thousands, unaudited)

	May 31,	August 31,
	2009	2008
Assets
Cash and cash equivalents	$17,024	$5,957
Restricted cash	447	1,231
Accounts receivable	112,276	181,857
Inventories	174,561	252,048
Assets held for sale	39,926	52,363
Equipment on operating leases	325,610	319,321
Investment in direct finance leases	8,100	8,468
Property, plant and equipment	127,332	136,506
Goodwill	137,066	200,148
Intangibles and other assets	93,118	99,061

	$1,035,460	$1,256,960

Liabilities and Stockholders’ Equity
Revolving notes	$65,924	$105,808
Accounts payable and accrued liabilities	202,596	274,322
Losses in excess of investment in de-consolidated subsidiary	15,313	15,313
Deferred income taxes	63,903	74,329
Deferred revenue	15,258	22,035
Notes payable	480,518	496,008

Minority interest	8,400	8,618

Stockholders’ equity:	183,548	260,527

	$1,035,460	$1,256,960

THE GREENBRIER COMPANIES, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2009	2008	2009	2008
Revenue
Manufacturing	$105,986	$201,825	$354,278	$484,413
Refurbishment & Parts	120,190	152,367	374,150	368,833
Leasing & Services	18,272	27,914	59,281	74,812

	244,448	382,106	787,709	928,058

Cost of revenue
Manufacturing	100,847	200,813	359,772	469,602
Refurbishment & Parts	104,859	120,442	331,613	302,790
Leasing & Services	12,049	12,218	35,525	36,422

	217,755	333,473	726,910	808,814

Margin	26,693	48,633	60,799	119,244

Other costs
Selling and administrative	15,886	23,407	48,131	64,591
Interest and foreign exchange	10,749	9,990	29,787	30,263
Special charges	55,667	—	55,667	2,302

	82,302	33,397	133,585	97,156
Earnings (loss) before income taxes, minority interest and equity in unconsolidated subsidiaries	(55,609)	15,236	(72,786)	22,088
Income tax benefit (expense)	4,841	(7,573)	10,708	(12,432)

Earnings (loss) before minority interest and equity in unconsolidated subsidiaries	(50,768)	7,663	(62,078)	9,656

Minority interest	687	272	1,606	2,014
Equity in earnings (loss) of unconsolidated subsidiaries	(457)	191	(274)	522

Net earnings (loss)	$(50,538)	$8,126	$(60,746)	$12,192

Basic earnings (loss) per common share	$(3.00)	$0.49	$(3.61)	$0.75

Diluted earnings (loss) per common share	$(3.00)	$0.49	$(3.61)	$0.75

Weighted average common shares:

Basic	16,840	16,507	16,840	16,323
Diluted	16,840	16,529	16,840	16,347

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Nine Months Ended
	May 31,
	2009	2008
Cash flows from operating activities
Net earnings (loss)	$(60,746)	$12,192
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Deferred income taxes	(10,426)	9,182
Depreciation and amortization	28,259	25,333
Gain on sales of equipment	63	(6,998)
Special charges	55,667	2,302
Minority interest	(1,618)	(1,957)
Other	952	(103)
Decrease (increase) in assets:
Accounts receivable	58,068	(7,338)
Inventories	63,098	(15,136)
Assets held for sale	13,592	(16,313)
Other	218	(1,476)
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	(52,991)	21,211
Deferred revenue	(4,895)	(939)

Net cash provided by operating activities	89,241	19,960

Cash flows from investing activities
Principal payments received under direct finance leases	319	274
Proceeds from sales of equipment	4,488	13,375
Investment in and net advances to unconsolidated subsidiary	—	519
Decrease in restricted cash	—	(91,285)
Capital expenditures	—	(1,217)
Decrease in restricted cash	431	1,690
Capital expenditures	(33,505)	(64,477)

Net cash used in investing activities	(28,267)	(141,121)

Cash flows from financing activities
Changes in revolving notes	(28,184)	48,878
Proceeds from issuance of notes payable	—	49,613
Repayments of notes payable	(15,348)	(5,569)
Dividends	(2,001)	(3,933)
Stock options and restricted stock awards exercised	3,673	2,921
Excess tax benefit (expense) of stock options exercised	(764)	9
Investment by joint venture partner	1,400	6,000

Net cash provided by financing activities	(41,224)	97,919

Effect of exchange rate changes	(8,683)	2,434
Increase (decrease) in cash and cash equivalents	11,067	(20,808)
Cash and cash equivalents
Beginning of period	5,957	20,808

End of period	$17,024	$—

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
Reconciliation of Net Cash Provided by Operating Activities to EBITDA before special charges (1)
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2009	2008	2009	2008
Net cash provided by operating activities	$33,419	$90,891	$89,241	$19,960
Changes in working capital	23,080	(74,016)	(21,423)	22,293
Special charges	(55,667)	—	(55,667)	(2,302)

Deferred income taxes	13,969	(5,186)	10,426	(9,182)
Gain (loss) on sales of equipment	(421)	4,992	(63)	6,998
Other	(735)	(17)	(952)	103
Minority interest	758	276	1,618	1,957
Income tax expense (benefit)	(4,841)	7,573	(10,708)	12,432
Interest and foreign exchange	10,749	9,990	29,787	30,263

Adjusted EBITDA from operations before special charges	$20,311	$34,503	$42,259	$82,522

(1)	“EBITDA” (earnings from continuing operations before special charges, interest and foreign exchange, taxes, depreciation and amortization) is a useful liquidity measurement tool commonly used by rail supply companies and Greenbrier. It should not be considered in isolation or as a substitute for cash flows from operating activities or cash flow statement data prepared in accordance with generally accepted accounting principles.
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